  Exhibit 9.1

October 20, 2021

Securities and Exchange Commission
Division of Corporation Finance
100 F Street NE
Washington, DC 20549

Re: The Good Earth Organics, Inc.

Ladies and Gentlemen:

We have read Item 4 of Form 1‐U for The Good Earth Organics, Inc. that we understand will be filed on or about October 20, 2021. We are in agreement with the statements made, insofar as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Fruci & Associates II, PLLC